[ARTICLE]
[LEGEND]
Registrant is a limited partnership which invests in real estate, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
[/LEGEND]
[TABLE]
[S]                           [C]
[PERIOD-TYPE]                 9-MOS
[FISCAL-YEAR-END]                                       OCT-31-2000
[PERIOD-END]                                            JUL-31-2000
[CASH]                                                    1,692,111
[SECURITIES]                                                      0
[RECEIVABLES]                                                     0
[ALLOWANCES]                                                      0
[INVENTORY]                                                       0
[CURRENT-ASSETS]                                                  0
[PP&E]                                                            0
[DEPRECIATION]                                                    0
[TOTAL ASSETS]                                            1,895,619 [F1]
[CURRENT-LIABILITIES]                                             0
[BONDS]                                                           0
[COMMON]                                                          0
[PREFERRED-MANDATORY]                                             0
[PREFERRED]                                                       0
[OTHER-SE]                                                1,541,768 [F2]
[TOTAL-LIABILITY-AND-EQUITY]                              1,895,619 [F3]
[SALES]                                                           0
[TOTAL-REVENUES]                                          8,260,605 [F4]
[CGS]                                                             0
[TOTAL-COSTS]                                                     0
[OTHER-EXPENSES]                                            307,583
[LOSS-PROVISION]                                                  0
[INTEREST-EXPENSE]                                                0
[INCOME-PRETAX]                                           7,953,022
[INCOME-TAX]                                                      0
[INCOME-CONTINUING]                                       7,953,022
[DISCONTINUED]                                                    0
[EXTRAORDINARY]                                                   0
[CHANGES]                                                         0
[NET-INCOME]                                              7,953,022
[EPS-BASIC]                                                   14.82 [F5]
[EPS-DILUTED]                                                     0

[FN]
[F1] In addition to cash, total assets include investments in joint venture of $104,222 and other assets of $99,286.

[F2] Other Stockholders' Equity represents partners' capital.

[F3] Liabilities include accounts payable and accrued liabilities of $279,581 and distribution payable to General Partners of $74,270.

[F4] Total revenue includes rent of $35,231 equity in earnings of joint ventures of $8,045,430, interest of $224,132, other revenue of $4,976 and losses on real estate of $49,164.

[F5] Represents net loss per Unit of limited partnership interest.
[/FN]
[/TABLE]